FIELDPOINT PETROLEUM CORPORATION REPORTS UNAUTHORIZED PROMOTIONAL ACTIVITY

AUSTIN, TX – July 26, 2019 – FieldPoint Petroleum Corporation (OTC: FPPP) today announced that it was made aware of promotional activity in relation to the Company’s common stock.  As required by the OTCQB Policy on Stock Promotion the Company announces that:

1.a)The Company became aware of the promotional activities when they were contacted by the OTCQB on July 24, 2019.

1.b)As a result of the promotional activities the trading price of the Company’s common stock has risen from $0.035 to $0.1544 with a high of $0.23.

1.c)The promotion was in the form of a mass e-mail stock pick recommendations from Penny Stock Finders, Penny Stock Scholar and Secret Stock Promotor on July 24, 2019.

2.)The Company and its officers had no knowledge of, were not involved, directly or indirectly, with the creation, distribution, or payment of promotional activities.

3.)The Company has reviewed the statements in the promotional material and confirm they are materially correct with the following exceptions:

The statement made in relation to “FPPP States Critical Business Strategy Could Lead to Big Moves.  Going forward, we expect to continue to largely rely on experienced drilling and operating partners for these projects such as we have done with Cimarex in the Lusk Field and Riley Exploration in the Ranger project.”  We do not have any current plans for development with either of those operators or in either of the associated fields.

The statement made in relation to the number of gross wells the company participates in as “480 gross producing wells.”  The correct number of gross wells is 386.

4.After an investigation by management, the Company confirms that to its knowledge none of its directors, control persons, controlling shareholders or any third party service providers have directly or indirectly been involved in any way with the creation, distribution, or payment of the promotional materials related to the Company or its security.

5. After investigation by management the Company confirms that none of its directors and control persons, it officers directors, controlling shareholders or any third-party service providers have sold or purchased the Company’s securities within the past 90 days.

6.The Company has not engaged any third-party providers of investor relations, public relations, marketing or other related services including the promotion of the Company or its securities in the last 12 months.

ABOUT FIELDPOINT PETROLEUM CORPORATION

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming. For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3560 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746